SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO.1
                                     (Final)
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                       Anchor Glass Container Corporation
                                (Name of Issuer)

       Series A 10% Cumulative Convertible Preferred Stock, $.10 par value
                         (Title of Class of Securities)


                                    033038308
                                 (CUSIP Number)



                              CoMac Partners, L.P.
                       1 Greenwich Office Park, 3rd Floor
                               Greenwich, CT 06831
                                 (203) 552-6900
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)



                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

                         AMENDMENT NO. 1 TO SCHEDULE 13D


         This amends the Schedule 13D dated June 22, 1998 (the "Schedule 13D"), filed by CoMac Partners, L.P., CoMac International N.V., CoMac Endowment Fund, L.P., CoMac Opportunities Fund, L.P. and Christopher M. Mackey (the "Reporting Persons") with respect to the Series A 10% Cumulative Convertible Preferred Stock, $.10 par value (the "Preferred Stock") of Anchor Glass Container Corporation, a Delaware corporation (the "Company").

         The Reporting Persons understand that the Preferred Stock is not a voting security, and, therefore, according to Rule 13(d)-1(i) of the Securities Exchange Act, the Reporting Persons are not obligated to file a schedule 13D with respect to the Preferred Stock. Accordingly, the Schedule 13D is withdrawn.

                                   SIGNATURES


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  September 17, 1998


                                      COMAC PARTNERS, L.P.

                                      By: CoMac Associates, L.P.,
                                      general partner of CoMac
                                      Partners, L.P.

                                      By:  CoMac Advisers, Inc.,
                                      general partner of CoMac Associates, L.P.

                                      /s/ Christopher M. Mackey
                                      -------------------------
                                      Name:    Christopher M. Mackey
                                      Title:   Co-Chairman


                                      COMAC INTERNATIONAL N.V.

                                      By:  /s/ Christopher M. Mackey
                                           -------------------------
                                      Name:     Christopher M. Mackey
                                      Title:    Director

                                      COMAC ENDOWMENT FUND, L.P.

                                      By: CoMac Advisers, Inc., its
                                      general partner


                                      By:  /s/ Christopher M. Mackey
                                           -------------------------
                                      Name:    Christopher M. Mackey
                                      Title:   Co-Chairman

                                      COMAC OPPORTUNITIES FUND, L.P.

                                      By: CoMac Advisers, Inc.,
                                          its general partner

                                      By:  /s/ Christopher M. Mackey
                                           -------------------------
                                      Name:    Christopher M. Mackey
                                      Title:   Co-Chairman

                                          /s/ Christopher M. Mackey
                                          -------------------------
                                      Name:   Christopher M. Mackey